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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

     This AGREEMENT (the "Agreement") is made as of the 3rd day of June, 2002 between Global Crossing Ltd., a Bermuda corporation ("GX"), and John J. Legere ("Executive").

     Upon entry of an order of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") authorizing GX to enter into this Agreement (the "Bankruptcy Court Approval"), this Agreement shall replace the prior agreement (the "Prior Agreement") made as of October 3, 2001, among GX, Executive and Asia Global Crossing Ltd., a Bermuda corporation ("AX"), insofar as the Prior Agreement imposes any continuing obligations upon GX to Executive or upon Executive to GX. Subject to Section 7(o), this Agreement shall be effective as of the date of entry of such order (the "Effective Date").

     Executive and GX acknowledge that all obligations of Executive and GX under the Prior Agreement required to have been performed prior to the Effective Date have been performed by each party hereto in due course as required or have been superseded by this Agreement.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GX and Executive hereby agree as follows:

     1. Employment.

     Subject to the terms and conditions hereinafter contained, GX hereby agrees to continue the employment of Executive and Executive accepts the employment by GX.

     (a) During the Term (as defined below), Executive shall hold the title of Chief Executive Officer ("CEO") of GX and Director of GX, shall be the most senior officer of GX, other than the Chairman of the Board of Directors of GX (the "Board"), and shall have those powers and duties normally associated with the position of CEO and such other powers and duties consistent with such position as may be prescribed by the Board. Executive shall be appointed as a Director of GX effective as of the date of Executive's appointment as CEO of GX. During the Term, Executive shall report directly to the Board in carrying out his responsibilities under this Agreement. Executive's principal business location shall be at GX's principal executive offices in Madison, New Jersey, or at such other location in the New York/New Jersey area as selected by GX.

     (b) During the Term, all executive officers of GX, other than the Chairman and the Co-Chairman and any Chief Restructuring Officer who may be retained by GX, shall report to Executive.


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     (c) Executive shall faithfully serve GX to the utmost of his ability and shall use his best efforts to promote the interests of GX and shall devote all of his time and attention during the normal working hours of GX (and, for no further remuneration, during such additional hours as shall be necessary for the proper performance thereof) to his duties, except insofar as he has the written consent of the Board to do otherwise. The foregoing shall not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or, subject to Board approval, from serving on the boards of directors of other entities, as long as none of such activities, investments and service materially interfere or conflict with Executive's responsibilities to GX or compete, directly or indirectly, with GX or its affiliates.

     (d) Executive shall comply with such directives and written policies and procedures as GX may issue from time to time to its officers and executives.

     2. Term.

     Subject to the provisions of Section 5 below, the term of this Agreement (the "Term") shall be deemed to have begun on October 3, 2001, and shall end on October 3, 2004. Subject to Section 5 below, the Term of this Agreement shall automatically extend for an additional one (1) year period on October 2, 2004 (the "Extension Date"), and on each subsequent anniversary of the Extension Date thereafter, unless either party notifies the other in writing at least six (6) months prior to the applicable anniversary of the Extension Date that the Term shall not be so extended. Upon notice of non-extension, Executive's employment hereunder shall terminate on the close of business on the last day of the Term.

     3. Compensation.

     (a) Base Salary. GX agrees to pay and Executive agrees to accept as compensation for the services rendered by Executive during his employment hereunder an annualized salary of $1,100,000 (the "Base Salary"), less withholding taxes and other amounts required by applicable laws, to be paid in semi-monthly installments. Notwithstanding the foregoing, for the period commencing on the Effective Date, and ending on the earlier to occur of (i) the date the Bankruptcy Court enters an order confirming a chapter 11 plan, or (ii) the date the Bankruptcy Court approves a sale of all or substantially all of GX's assets, and pursuant to which, in either case, this Agreement and the obligations hereunder are assumed by a successor to GX's business (the "Reinstatement Date"), Executive consents to a thirty percent (30%) reduction of such Base Salary; provided, however, that in no event shall any amount reduced pursuant to this Section 3(a) reduce the Base Salary for purposes of calculation of amounts payable under Section 3(c) or Section 5 hereof. On the Reinstatement Date, the Base Salary shall, without further action by the parties hereto, revert to the amount provided in the first sentence of this Section 3(a).


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     (b) Signing Bonus and Other Payments. Executive acknowledges that the signing bonus and all other payments required to have been made by GX under the Prior Agreement have been paid in full or have been superseded by this Agreement.

     (c) Annual Bonus. Executive shall be eligible to receive an annual bonus (the "Annual Bonus") in accordance with GX's annual incentive plan beginning with the bonus payable in respect of the fiscal year of GX commencing January 1, 2002. The amount of the Annual Bonus shall be determined based upon the achievement of established performance goals which, to the extent related to corporate goals, shall be the same for Executive as other members of GX's senior executive team, and to the extent related to individual goals, shall be as determined by the Compensation Committee of the Board (the "Compensation Committee"). Executive acknowledges that such performance goals shall be subject to the approval of the Bank Group Steering Committee and the Official Unsecured Creditors' Committee in GX's chapter 11 case, such approval not to be unreasonably withheld; provided that such goals shall be deemed to have been approved unless modified or replaced at the request of such committees and communicated to Executive within thirty (30) days after submission of such goals for approval. Upon achievement of performance goals at target level and subject to Executive being employed by GX on the date any such Annual Bonus is payable, except as otherwise provided in Section 5, Executive shall receive an Annual Bonus equal to 125% of Base Salary. If performance goals at target level are not met, Executive shall not receive an Annual Bonus for that year. Executive shall not be eligible to participate in any quarterly or semi-annual retention bonus payment plans, other than as set forth in Section 3(f), or to participate in GX's Key Employee Retention Plan, until the Reinstatement Date.

     (d) GX Stock Options. On October 3, 2001, Executive was granted options to purchase 5,000,000 shares of GX common stock (the "GX Stock Options") at an exercise price per share equal to the average of the closing prices of GX common stock on the New York Stock Exchange ("NYSE") during the ten (10) consecutive NYSE trading days commencing with September 27, 2001. GX represented in the Prior Agreement that all necessary approvals for such grant were obtained prior to the execution of the Prior Agreement. The GX Stock Options shall vest and become exercisable as follows: one-third (1/3) immediately on the date of grant, one-third (1/3) on the first anniversary of the date of grant, and the final one-third (1/3) on the second anniversary of the date of grant. The GX Stock Options shall be subject to additional terms and conditions, not inconsistent with this Agreement, as were determined by the Compensation Committee and set forth in the Nonqualified Stock Option Agreement dated October 10, 2001, between GX and Executive. Following the initial grant, Executive shall be eligible to receive future annual grants on a basis consistent with customary practice for other senior executives of GX.

     (e) Change in Control of GX. On October 3, 2001, Executive and GX entered into a Change in Control Agreement (the "GX Change in Control Agreement"). Upon the Effective Date, Executive hereby waives and releases all of his rights under the GX Change in Control Agreement.



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     (f) Retention Payments. GX shall make four quarterly, lump sum retention payments to Executive in the amount of $800,000 per payment (the "Quarterly Retention Payments") on the first business day following the Effective Date, July 31, 2002, October 31, 2002 and January 31, 2003, provided that Executive's employment with GX has continued through the applicable payment date. Notwithstanding the foregoing, GX shall pay to Executive all remaining unpaid Quarterly Retention Payments (i) within two (2) business days after the Reinstatement Date provided that Executive remains employed through that date, or (ii) if Executive's employment is terminated as a result of an Uninsured Death or Disability, or by GX without Cause, or if Executive terminates his employment with Good Reason, within thirty (30) days of such termination.

     For purposes of this Agreement, an "Uninsured Death" means: (1) Executive's death, (2) prior to August 15, 2002, (3) at a time when the life insurance required to be provided under Section 4(b) is not in force; provided, however, an Uninsured Death shall not have occurred if (1) Executive's representations contained in Section 4(b) regarding his health and activities were not true as of the Effective Date, or (2) Executive did not use his best efforts to obtain the life insurance policy or policies provided under Section 4(b), including completing the necessary application forms and other documentation and undergoing any required physical examination within ten (10) business days from the Effective Date.

     (g) Performance Fee.

     (i) Restructuring or Integrated Sale. GX shall pay to Executive an additional fee (a "Performance Fee") in the amount of $4.0 million, provided Executive's employment with GX has continued through the effective date under clause (A) or the closing date under clause (B), as applicable (or Executive's employment has been terminated as a result of a Disability or an Uninsured Death, or by GX without Cause, or Executive has terminated his employment with Good Reason, but in such event only to the extent that prior to such termination either a Binding Agreement has been entered into in accordance with Section 3(g)(iii) or a plan of reorganization has been filed that meets the criteria set forth in Section 3(g)(iv) below) in the following circumstances:

     (A) the Bankruptcy Court confirms a chapter 11 plan of reorganization that becomes effective, under which the holders of the Prepetition Claims (as defined below) receive Distributable Proceeds (as defined below) in the form of cash or other property including, without limitation, equity securities in a reorganized GX or in a successor of GX with an aggregate value as of such effective date of such chapter 11 plan of at least $1.3 billion (taking into account Distributable Proceeds attributable to Constituent Sales), or

     (B) the value of the aggregate proceeds from the sale of all or substantially all the assets of GX to one or more investors or investor groups in a single transaction is at least $1.3 billion, and such proceeds are either distributed to the holders of Prepetition Claims or have been deposited in a segregated account or otherwise legally



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set aside for the benefit of the holders of Prepetition Claims in a manner such that the proceeds are not available for the payment of ongoing expenses of administration during GX's chapter 11 case without Bankruptcy Court approval, provided that a sale of assets under this clause (B) that does not include one or more non-core assets, such as Global Marine, Racal, and GX's conferencing business, shall qualify as a sale of assets under this clause (B) as long as the aggregate Distributable Proceeds from all sales or other dispositions of core and non-core assets taken into account under this clause (B) is at least $1.3 billion, (each of (A) and (B) constituting "Distributable Proceeds")(as further defined below).

The Performance Fee determined under this subsection 3(g)(i) shall be paid to Executive on the effective date of GX's chapter 11 plan, or on such earlier date as the Distributable Proceeds are distributed or set aside as described above.

     For purposes of this Section 3(g)(i), "Prepetition Claims" shall mean all claims of unsecured or undersecured creditors of GX and its subsidiaries (excluding AX and its subsidiaries) outstanding on January 28, 2002, including claims of the holders of debt under any bank credit agreement and the holders of any publicly issued debt, but excluding (1) claims satisfied through the curing of defaults in connection with the assumption of executory contracts or unexpired leases, (2) claims of creditors of non-debtor domestic and foreign subsidiaries, (3) claims held by the "Big 9 Vendors, and (4) claims for carrier access charges except to the extent such claims for carrier access charges (x) are not excluded by clause (1) of this definition or (y) receive the same treatment under a chapter 11 plan of reorganization as claims based on the publicly issued debt of GX.

     (ii) Partial Sales. If all or part of GX's assets are sold, other than pursuant to a restructuring or sale that meets the criteria set forth in Section 3(g)(i) above, then GX shall pay to Executive a Performance Fee in an amount based upon the value of the Distributable Proceeds attributable to each separate sale (each a "Constituent Sale"), so that an initial payment of $1 million is made to Executive for the first $250 million of Distributable Proceeds generated from Constituent Sales, with additional payments becoming payable at the rate of $1 million for each subsequent $250 million of Distributable Proceeds generated from Constituent Sales thereafter, such additional payments to be paid pro-rata at the time a qualifying Constituent Sale is consummated, up to a maximum aggregate payment of $4 million if Distributable Proceeds are at least $1 billion, provided that Executive's employment with GX has continued through the date on which each Constituent Sale is consummated, except as otherwise provided in clause (iii) below.

     (iii) Binding Agreements.

     (A) Subject to clause (C) below, if, while Executive is still employed by GX, GX receives a Binding Agreement (as defined in clause (B) below) for a transaction that would qualify under Section 3(g)(i)(B), above, and such Binding Agreement is not accepted by GX solely because the holders of the Senior



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Secured Bank Debt reject the Binding Agreement principally on the basis that the consideration is insufficient, Executive will nonetheless be entitled to the Performance Fee; provided, however, that Executive shall not be entitled to a Performance Fee if (i) GX moves forward with such transaction notwithstanding the rejection by the holders of the Senior Secured Bank Debt, and (ii) such transaction is not subsequently consummated. Notwithstanding anything to the contrary contained herein, the parties acknowledge that the terms of any draft agreement provided by Singapore Technologies Telemedia PTE, Ltd. and Hutchison Whampoa Ltd. on or before May 15, 2002, does not constitute a Binding Agreement that would qualify under Section 3(g)(i)(B), above; provided, however, that nothing in this Agreement shall preclude any position that the any draft agreement provided after May 15, 2002, does not constitute a Binding Agreement.

     (B) If Executive's employment is terminated as a result of a Disability or an Uninsured Death, or by GX without Cause, or if Executive terminates his employment with Good Reason prior to the consummation of any Constituent Sale described in Section 3(g)(ii) above, but such termination occurs after a Binding Agreement (as defined below) has been entered into with respect to such Constituent Sale, then Executive shall be entitled to a Performance Fee upon closing of such transaction for which a Binding Agreement was received for such assets prior to such termination, to be paid at the same time as it would have been paid had his employment with GX continued until such transaction is consummated, in an amount determined in accordance with Section 3(g)(ii).

     For purposes of calculating the Distributable Proceeds pursuant to Section 3(g)(i) or Section 3(g)(ii) above with respect to any sale of GX assets, a "Binding Agreement" shall mean either (1) a fully executed, binding agreement to purchase the assets, or (2) a fully executed offer to purchase the assets, accompanied by a legally binding commitment to execute a contract, the form of which is attached thereto, in each case from a qualified bidder with the financial capability to close such transaction and the closing of such transaction being subject only to regulatory approval and to other contingencies that are highly likely to be met relating to restructuring of AX debt or customary closing conditions that are within GX's power to satisfy. In determining whether a Binding Agreement was rejected by the holders of the Senior Secured Bank Debt principally on the basis that the consideration was insufficient, GX and/or Executive may request that a representative of JPMorgan Chase Bank certify as to the reason or reasons for the rejection.

     (C) Any Performance Fee that otherwise becomes payable under Section 3(g)(iii)(A) shall be paid on the first to occur of the following after the rejection of a Binding Agreement: (1) the effective date of a restructuring under Section 3(g)(i)(A) or the closing date of an integrated sale that meets the requirements of Section 3(g)(i)(B), (2) the last closing of a partial sale that meets the requirements of Section 3(g)(ii), or (3) the date of Executive's termination due to an Uninsured Death or a



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Disability or a termination without Cause or for Good Reason, provided that in each of clauses (1) and (2) Executive has remained employed until such date. In the event that a payment becomes payable under this Section 3(g)(iii), but Executive's employment is thereafter terminated by GX with Cause or by Executive without Good Reason before the payment dates set forth in the preceding sentence, Executive's right to payment hereunder shall be null and void and without further effect.

     (iv) Pending Restructuring Plan. If, while Executive is still employed by GX, a chapter 11 restructuring plan has been filed with the Bankruptcy Court, and a disclosure statement has been approved by the Bankruptcy Court pursuant to
Section 1125 of title 11 of the United States Code and solicitation has commenced , and Executive's employment is terminated as a result of a Disability or an Uninsured Death, or by GX without Cause, or Executive has terminated his employment with Good Reason, prior to the date that such restructuring plan becomes effective, then Executive shall be entitled to a Performance Fee upon the date that such restructuring plan becomes effective provided that the restructuring plan meets the requirements of Section 3(g)(i)(A) and becomes effective without material modification from the restructuring plan filed prior to Executive's termination and that the Performance Fee would otherwise have been payable to Executive pursuant to Section 3(g)(i)(A).

     (v) Distributable Proceeds. For purposes of this Agreement, the term "Distributable Proceeds" shall include (A) all cash in Bank cash collateral accounts, and (B) all cash, property and securities (including, without limitation, equity securities in a reorganized GX or in a successor of GX) ("Securities") offered as part of the consideration paid by one or more purchasers in a consummated sale of assets, to the extent set aside for the benefit of or paid to the holders of the Prepetition Claims, as provided in
Section 3(g)(i) above. For this purpose, consideration consisting of Securities shall be valued, in the case of Securities that are publicly traded, at the closing price as reported on the principal exchange where such Securities were last traded, on the day such securities were transferred by purchaser to GX (the "Funding Date").

     (vi) Fair Market Value of Non-Publicly Traded Securities. If Securities are not publicly traded as of the Funding Date, such Securities shall be valued at their Fair Market Value as of the Funding Date. Fair Market Value for this purpose shall be such amount as is agreed upon by Executive and GX or, if no agreement is reached within three (3) business days of the Funding Date, Fair Market Value shall be such amount as is determined as of the Funding Date by a qualified representative of a firm that is independent of the parties and regularly engages, as a primary occupation, in the professional appraisal of securities (an "Appraiser") chosen by mutual agreement between GX and Executive or his personal representatives. If such parties are unable to agree upon an Appraiser within 20 days after the Funding Date, valuation shall be submitted to arbitration before the American Arbitration Association (the "AAA") under the applicable AAA rules. The selection of the Appraiser and the determination of Fair Market Value by such Appraiser shall be final and binding upon GX and Executive or his personal representative. The standard of value to be used by the Appraiser shall be fair market value of the securities being valued as of the Funding Date, taking into account all relevant factors. The Appraiser shall use his or her sole discretion in determining the



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amount of investigation necessary in arriving at a determination of the value of the securities. Notwithstanding the foregoing, if any unrelated third party(ies) purchase(s) a material number but less than all of the Securities, with the remaining Securities being set aside for the benefit of the creditors, then the Fair Market Value of the creditors' Securities will be determined by reference to the amounts paid by the purchasing party(ies). All fees and expenses of the Appraiser (as well as the fees and expenses of the AAA) identified above shall be borne by GX.

     (vii) Asset Sales. For purposes of this Agreement, references to sales of GX assets shall include the assets of its principal subsidiaries, other than AX.

     (viii) Non-Cumulative Payments. The payments provided for under subsections
(i), (ii), (iii) and (iv) of this Section 3(g) shall not be cumulative, and in no instance shall Executive receive total fees pursuant to this Section 3(g) in excess of $4 million. Notwithstanding the foregoing, the Distributable Proceeds from any Constituent Sales shall be aggregated with any Distributable Proceeds received under Section 3(g)(i)(A) or Section 3(g)(i)(B) in order to determine whether a Performance Fee has become payable under either section.

     (viii) Life Insurance Offset. Any payment required to be made hereunder as a result of an Uninsured Death shall be reduced by any life insurance benefits paid pursuant to any life insurance policy provided under Section 4(b).

     (h) Withholding. All payments required under this Agreement shall be made minus withholdings for taxes and other amounts required by applicable laws, which shall be paid by the withholding agent to the applicable tax authorities within the time prescribed by law.

     4. Perquisites and Benefits.

     (a) General. Except as otherwise specifically provided in Section 3, Executive shall be eligible to participate in all pension and welfare GX benefits, and Executive shall be treated in the same manner as, and shall be entitled to benefits and other perquisites no less favorable than those provided to, the most senior officers of GX.

     (b) Life Insurance. GX will maintain a one (1) year term life insurance policy so long as Executive remains an employee of GX, inclusive of coverage presently maintained for Executive by GX, through an individual policy, a group policy or a combination thereof, in an aggregate amount of not less than $6 million, at GX's expense and with Executive named by GX as the beneficiary. GX and Executive will take all necessary steps to obtain coverage in the amount of $1 million within ten (10) days of the Bankruptcy Court Approval and will use their best efforts to obtain the applicable policy or policies for the full amount required under this Section 4(b) as soon as is commercially possible. As of the date he executes this Agreement, Executive represents that he has never before been found to be uninsurable for any life, health or disability or other similar insurance policy and does not engage in any activities and is unaware of any health issues that could adversely effect his ability to get life insurance coverage. In the event that the applicable policy or policies have not been obtained


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within ninety (90) days of the Bankruptcy Court Approval, Executive's rights in the event of an Uninsured Death shall cease and be of no further force or effect.

     (c) Apartment Prior to Relocation. Prior to any relocation of Executive to New York/New Jersey, GX shall lease an apartment in New York/New Jersey for Executive's use.

     (d) Vacation. Executive shall be entitled to four (4) weeks of paid vacation per year and may not carry more than four (4) weeks of accrued vacation at any time. On the termination of Executive's employment without Cause or by Executive for Good Reason, Executive shall be paid for any accrued but unused vacation.

     (e) Expense Reimbursements. Executive shall be reimbursed for reasonable business expenses incurred by Executive on behalf of GX, including, but not limited to, travel and entertainment expenses, in accordance with GX policies. Business travel shall be by first class air only for in-air trips lasting at least five (5) hours.

     5. Termination/Resignation.

     Subject to the provisions below, Executive may be terminated by GX at any time, with or without cause. Executive may resign at any time for any reason.

     (a) Death or Disability. In the event Executive's employment is terminated by GX due to the death of Executive or due to his Disability, then Executive or his estate shall receive at termination (i) a lump sum payment covering his Base Salary through the date of termination, (ii) reimbursement for unreimbursed business expenses incurred pursuant to Section 4 hereof: and (iii) any unpaid Annual Bonus for the calendar year preceding termination, provided Executive remained employed by GX through the end of the calendar year and performance goals were achieved at target levels. In addition, if Executive's employment is terminated due to an Uninsured Death or Disability, Executive shall receive payment of any unpaid Retention Payments to the extent provided in Section 3(f) and any Performance Fees to the extent provided in Section 3(g)(iii).

     "Disability" shall mean a physical or mental incapacity that prevents Executive from performing the essential functions of his position with GX (i) for a period of one hundred eighty (180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months as determined in accordance with any long-term disability plan provided by GX of which the Executive is a participant, or (ii) in the case of a serious illness or injury for which GX has received a determination from a licensed healthcare practitioner that Executive is unable to perform his duties, and in all reasonable likelihood will continue to be unable to perform such duties for no less than 180 days, by the following procedure: Executive agrees to submit to medical examinations by a licensed healthcare professional selected by GX, in its sole discretion, to determine whether a Disability exists. In addition, Executive may submit to GX documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by GX's or



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Executive's licensed healthcare professional, the other party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

     (b) Termination For Cause. Actions or omissions which will entitle GX to terminate Executive for Cause shall be:

         (i) conviction of a felony; or conviction of a crime of moral turpitude which causes serious economic injury to GX or serious injury to GX's reputation; or

         (ii) material breach of the Proprietary Information Agreement as described in Section 6 hereof; or

         (iii) fraud or embezzlement; intentional misconduct or gross negligence which has caused serious and demonstrable injury to GX or its affiliates; or

         (iv) egregious performance or egregious failure to perform Executive's duties as CEO of GX; provided that a failure to achieve performance objectives shall not by itself constitute grounds for termination for Cause; or

         (v) material violation of GX's material written policies and procedures that causes substantial and demonstrable economic harm to GX.

     Upon notice by GX to Executive that it is terminating Executive's employment for Cause, the "Termination Date" shall be the date on which such notice is mailed or hand-delivered to Executive or as otherwise specified in the notice of termination. Any action by GX to terminate Executive's employment for Cause shall be taken by the full Board, at a meeting duly called such purpose upon reasonable advance notice to Executive, after having provided him with notice of the particular acts or circumstances which provide the basis for the termination and an opportunity to be heard by such Board, with counsel. Upon a termination for Cause, Executive shall be entitled to a lump sum payment covering his Base Salary through the date of termination, and (ii) reimbursement for unreimbursed business expenses incurred pursuant to Section 4 hereof. All GX Stock Options held by Executive shall immediately terminate.

     (c) Termination Without Cause. Executive's employment may be terminated by GX at any time without Cause, upon the giving of notice by GX to Executive of termination. GX may, in the notice of termination, discharge Executive immediately or as of such future date, not to exceed one (1) month, as GX may determine to be appropriate. In the event that Executive's employment is terminated without Cause, Executive shall receive at termination (i) a lump sum payment covering his Base Salary



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through the date of termination; (ii) a lump-sum payment equal to Executive's annual Base Salary plus an Annual Bonus (calculated by assuming that target level performance was attained); (iii) any unpaid Annual Bonus for the calendar year preceding termination, provided Executive remained employed by GX through the end of the calendar year and performance goals were achieved at target levels, (iv) for a period of twelve (12) months following the date of such termination (or until such earlier date as substantially equivalent benefits are available from other employment), continuation of benefits provided in accordance with Section 4 hereof; (v) immediate vesting of all stock options and the right to exercise such options for a period of twelve (12) months following termination; and (vi) payment of any unpaid Retention Payments and a Performance Fee, to the extent provided in Section 3(f) and Section 3(g), respectively.

     (d) Resignation for Good Reason. Executive may resign from his employment with GX upon the occurrence of a Good Reason Event during the Term. A "Good Reason Event" shall mean:

     (i) if occurring before the Reinstatement Date, (A) the failure of GX to pay the Executive's Base Salary or any other compensation that is due and owing pursuant to this Agreement, unless cured within ten (10) business days of notice of such failure, (B) failure of any successor of GX to assume in writing all obligations imposed on GX hereunder on or prior to the date of such succession, unless such assumption occurs by operation of law; or (C) any material diminution in the nature or scope of Executive's authority, powers, functions, duties, positions or responsibilities from those provided under this Agreement, or the assignment of duties, responsibilities or reporting relationships that are inconsistent with his then positions or responsibilities under this Agreement; provided, however, that the appointment of a Chief Restructuring Officer shall not constitute Good Reason; and

     (ii) if occurring after the Reinstatement Date, (A) the failure of GX to pay the Executive's Base Salary; (B) any material diminution in the nature or scope of Executive's authority, powers, functions, duties, positions or responsibilities from those provided under this Agreement, or the assignment of duties, responsibilities or reporting relationships that are inconsistent with his then positions or responsibilities under this Agreement (other than due to the appointment of a Chief Restructuring Officer); (C) without Executive's consent, relocation by more than 50 miles of Executive's office or GX's principal executive offices from the location as of the Effective Date; (D) any material uncured breach by GX of this Agreement (including any failure to provide compensation when and as required hereunder, unless cured within ten
(10) business days of such failure); (E) failure of any successor of GX to assume in writing all obligations imposed on GX hereunder on or prior to the date of such succession, unless such assumption occurs by operation of law; (F) failure to appoint or elect or reelect Executive as CEO and Director of GX; or
(G) GX's notice of nonrenewal of this Agreement.

     For not more than sixty (60) days following the occurrence of a Good Reason Event, Executive shall have the right to deliver a notice of breach to GX detailing the specific Good Reason Event that has occurred. In the event that GX does not cure the breach, if susceptible of cure, within sixty (60) days after receipt of notice, then

Executive shall have thirty (30) days to deliver notice of resignation. Upon such resignation, Executive shall receive the same payments and benefits as provided in Section 5(c) hereof.

     (e) Resignation Without Good Reason. Executive may resign from his employment with GX at any time without the occurrence of a Good Reason Event. In such instance, his rights hereunder shall be the same as if he had been terminated for Cause.

     (f) Resignation from Board. Upon termination of Executive's employment with GX for any reason, Executive shall be deemed to have resigned as of the date of such termination from the Board and any affiliate board of directors.

     (g) Payments in Cash. Unless otherwise specifically indicated, all payments under Section 5 shall be made by wire transfer of immediately available U.S. funds on the date indicated in accordance with account instructions furnished by Executive or his tax accountant.

     (h) Rights Under Benefit Plans. Upon any termination of employment hereunder, Executive shall receive the payments and benefits specified in this
Section 5 or as otherwise set forth in this Agreement. Unless provided to the contrary herein, Executive's rights under any GX benefit plans in which Executive was a participant at the time of termination shall be determined in accordance with the terms of the plans, and Executive thereafter shall not otherwise be entitled to receive any further compensation or payments hereunder. In the event of a conflict between this Agreement and the terms of any benefit plans, the terms of this Agreement shall control.

     6. Confidentiality and Proprietary Information.

     Executive shall comply in all respects with the terms and conditions of the Proprietary Information Agreement annexed hereto as Exhibit 1 and incorporated by reference herein.

     7. Miscellaneous.

     (a) Notices. Any notice or other communications provided for in this Agreement shall be in writing and deemed received upon receipt after delivery by certified mail, return receipt requested, or by hand as follows:

                  (i)      in the case of GX, to

                           Board of Directors
                           Global Crossing Ltd.
                           360 North Crescent Drive
                           Beverly Hills, CA 90210
                           Attention: Chairman

                           or at such other address as shall be communicated in the manner provided herein and

                  (ii)     in the case of Executive, to

                           John J. Legere
                           Global Crossing Ltd.
                           Seven Giralda Farms
                           Madison, NJ  07940
                           Attention: Chief Executive Officer,

                           with a simultaneous copy to

                           Stephen Lindo, Esq.
                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York 10019-6099

                           or to such other address as shall be communicated in the manner provided herein.

                           An email copy shall also be provided

                           to Executive at his regular corporate email address, and to Stephen Lindo at slindo@willkie.com.

     (b) Modification/Waiver. No waiver or modification of this Agreement, in whole or in part, or of any term or condition hereof, shall be effective against any party unless in writing and duly signed by the parties hereto. Any waiver or any breach of any provision hereof, or of any right or power, by any party on one or more occasions shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

     (c) Severability. Each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of the remaining provisions of this Agreement.

     (d) Binding Effect: Successors. This Agreement shall inure to the benefit of and shall be binding upon GX and its successors, assigns and legal representatives and Executive, his heirs and legal representatives. Executive may not assign, transfer, or otherwise dispose of this Agreement, or any of his other rights or obligations hereunder (other than his rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of GX, and any such attempted assignment, transfer or other disposition without such consent shall be null and void. GX shall be entitled to assign its obligations under this Agreement, without the prior written consent of Executive, (i) in connection with an arm's-length merger or consolidation of GX with another unaffiliated corporation or (ii) in connection with an arm's-length sale of all or substantially all of its assets or business operations to another person or entity, provided that such assignee expressly assumes all of the rights and obligations of such party hereunder. After any such assignment, this Agreement shall continue in full force and effect.

     (e) Entire Agreement. This Agreement, the other agreements specifically referenced herein as continuing, and the letter to Executive from the Chairman of GX dated October 23, 2001, set forth the entire agreement between GX and Executive with respect to the subject matter hereof, and supersede all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof. Unless specifically provided to the contrary herein, upon the Effective Date, the Prior Agreement shall be null and void and without further force and effect. Nothing herein shall be deem to be a release by Executive of any of his rights against AX.

     (f) Controlling Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws.

     (g) Authority and Ratification. GX represents that it has obtained all approvals, including Board and Compensation Committee approvals, required to enter into and perform its obligations under this Agreement and the Prior Agreement, that no other agreements would prevent or conflict with GX entering into this Agreement or the Prior Agreement, and that all payments made pursuant to the Prior Agreement are ratified and approved. Executive accepts and agrees to the provisions of this Agreement, and represents that no other agreements to which he is a party would prevent or conflict with his entering into this Agreement.

     (h) Indemnification.

     (i) Post-Petition Indemnification. GX shall indemnify Executive to the fullest extent permitted by applicable law and by GX's charter and articles of association and other applicable corporate documents (including a payment of expenses in advance of final disposition of a proceeding), against all costs, charges, expenses or liabilities whatsoever incurred or sustained by Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges, expenses or liabilities are incurred or sustained, in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been an officer or employee of GX, or serving as a director, officer or employee of an affiliate of GX (other than AX or its subsidiaries) subsequent to the date that GX petitioned the Bankruptcy Court for protection under the United States Bankruptcy Code. Executive's rights under this Section 7(h)(i) shall continue without time limit for so long as he may be subject to any such liability, whether or not the Term may have ended. Bankruptcy Court Approval shall confer administrative expense priority pursuant to Sections 503(b) and 507(a)(l) of the Bankruptcy Code on all of Executive's claims covered under the preceding provisions of this Section 7(h)(i) to the extent such claims are otherwise eligible for indemnification hereunder. The obligation to indemnify under this Agreement shall survive the consummation of any plan in GX's chapter 11 case.

     (ii) Prepetition Expense Reimbursement. After coverage under all applicable Directors and Officers policies has been exhausted, GX shall reimburse Executive for his reasonable fees and expenses incurred in defending any claim in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been an officer or employee of GX, or serving as a director, officer or employee of an affiliate of GX (other than AX or its subsidiaries) prior to the date that GX petitioned the Bankruptcy Court for protection, subject to the restrictions and limitations set forth in Section 7(h)(i), and subject to the further limitations that reimbursement shall be provided only (A) to the extent that such expenses would not have been excluded under any such insurance policy maintained by GX, and (B) to a maximum of $1 million.

     (iii) Directors and Officers Liability Insurance. Executive shall be entitled to the protection of all Directors and Officers liability insurance policies GX may have maintained in the past and shall be a named insured under any such policies that GX may in the future maintain from time to time, to the maximum extent that coverage is available for any officer of GX, subject, in each instance, to the terms and conditions of such policy or policies, the applicable corporate documents and applicable law. Nothing in this Section 7(h), or otherwise contained herein, shall affect Executive's previously acquired rights under any Directors and Officers insurance policies under which he was covered and/or a named insured in the course of his employment with AX or GX, subject to the terms and conditions of such policies, the applicable corporate documents and applicable law.

     (i) Binding Arbitration. Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (with the exception that there will be a panel of three
(3) arbitrators rather than a single arbitrator), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Specific performance, injunctive relief and other remedies at law and equity shall be permitted to enforce the provisions hereof regarding confidentiality. The AAA fees associated with any such arbitration proceedings shall be borne solely by GX. In the event Executive substantially prevails on the majority of any material claims brought in such arbitration proceedings, the arbitration panel shall require GX to reimburse Executive for all reasonable legal fees and expenses incurred during the course of such arbitration. In the event that Executive does not so prevail, the arbitration panel shall have the authority to require Executive to reimburse GX for one-half of the arbitration fees (excluding legal fees and expenses incurred by GX). The location for the arbitration shall be New York City, New York. Following the Bankruptcy Court Approval, this arbitration provision shall be applicable at all times during and after GX's chapter 11 case.

     (j) Legal Fees. GX shall reimburse Executive for reasonable legal fees and costs incurred in the negotiation and preparation of this Agreement, up to a maximum of $15,000.

     (k) Counterparts. This Agreement may be executed in counterparts. Execution by facsimile shall be binding on the parties.

     (l) Mitigation and Offset. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment.

     (m) Release. Upon Bankruptcy Court Approval, GX agrees to execute the form of Release annexed hereto as Exhibit 2, pursuant to which GX agrees to release Executive from all avoidance actions with respect to the payments listed on
Schedule 1 to such Exhibit 2, and execution thereof is hereby authorized and approved.

     (n) Survival: Unless specifically provided to the contrary herein, all obligations of GX to make payments under this Agreement shall survive any termination of Executive's employment or of this Agreement until such obligations have been discharged in full.

     (o) Effective Date. It shall be a condition to the effectiveness of this Agreement that the Bankruptcy Court Approval order have become final and nonappealable not later than two (2) weeks from the date of entry of such order. Such condition shall be waivable in Executive's sole discretion.

     (p) Executive's Acknowledgment. Executive acknowledges (i) that he has consulted with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment

     IN WITNESS WHEREOF, GX and Executive have executed this Agreement as of the day and year first above written.


GLOBAL CROSSING LTD.
a Bermuda corporation

By:  /s/ Lodwrick Cook
    ---------------------
Name:  Lodwrick M. Cook
Title: Co-Chairman


AGREED AND ACCEPTED:

/s/   John Legere
-------------------
John J. Legere

                                                                       EXHIBIT 1



                        PROPRIETARY INFORMATION AGREEMENT

--------------------------------------------------------------------------------


[LOGO OF GLOBAL CROSSING]



                                            Proprietary Information Agreement


October 3, 2001

John J. Legere


____________________________________
Address

____________________________________
City, State, Zip Code


In connection with your employment or proposed employment with Global Crossing, Ltd., or a subsidiary thereof (together with its affiliates, successor entities and assigns), ("GLOBAL CROSSING") you will have access to and may develop proprietary information, client lists, technical specifications, business plans, financial statements, marketing and sales plans and other confidential operational information. In consideration of your continued and/or future employment by GLOBAL CROSSING and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree as follows:

1. Definition of Proprietary Information.

"Proprietary Information" includes, but is not limited to, any information, know-how, financial information, marketing and sales information, employee information, management information, client lists, potential client lists, technical specifications, business plans, sales or programming matter, written materials, compositions, drawings, diagrams, photographs, works in progress, visual demonstrations, and other data, whether oral, written, graphic or in electronic form, pertaining to GLOBAL CROSSING or its affiliates. Proprietary Information does not include (i) information which is now or hereafter becomes publicly known or available through no act or failure on the part of yourself,
(ii) information which is actually known to you at the time of the receipt of such Proprietary Information, (iii) information which is hereafter furnished to you by a third party, other than in the course of your employment, (iv) information which was independently developed or known by you prior to any contact with GLOBAL CROSSING, without use or reference to Proprietary Information, and which does not otherwise contravene the terms of this Agreement, and (v) information which you choose to disclose relating to your salary and any other compensation or benefits received by you at GLOBAL CROSSING.

2. Use of Proprietary Information.

You shall use the Proprietary Information solely in connection with the duties assigned to you as an employee of GLOBAL CROSSING.

3. Non-Disclosure and Confidentiality of Proprietary Information.

You shall at all times keep in strictest confidence and prevent disclosure to any person, firm, corporation or other entity the Proprietary Information unless such disclosure is (a) approved in writing by an officer of GLOBAL CROSSING, (b) necessary or appropriate as part of the business of the company and the receiving party has executed a non-disclosure agreement with the company, or (c) otherwise legally required to be disclosed pursuant to a court order.

You agree that money damages would not be a sufficient remedy for any breach of this Agreement and that GLOBAL CROSSING would be irreparably harmed by any such disclosure. Accordingly, GLOBAL CROSSING shall be entitled to specific performance and injunctive or equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for the breach for this Agreement.

4. Return of Proprietary Information.

You agree that, immediately upon termination of your employment with GCDC, you shall return to GCDC all Proprietary Information and reproductions of Proprietary Information in your possession or control. Any Proprietary Information which you may have retained electronically in your possession or control shall be expunged or destroyed.

5. Non-Solicitation.

You agree that during your employment with GLOBAL CROSSING and for two (2) years thereafter, you will not encourage or solicit any employee or consultant of GLOBAL CROSSING to leave GLOBAL CROSSING for any reason.

6. Non-Competition; No Conflict.

You agree that during your employment with GLOBAL CROSSING, you will not engage in, directly or indirectly, any employment, business, or activity that is or may be in any way competitive with the business or proposed business of GLOBAL CROSSING. You further agree that you shall not enter into any agreement, either written or oral, which may conflict with the terms of this Agreement or the terms of your employment at GLOBAL CROSSING.

     You are expected to avoid any agreement, business investment, or other activity that creates an actual or potential conflict of interest for you; i.e., any situation in which your actions or loyalties are divided between your personal interests and our interests or between our interests and those of another. If you are unsure whether a conflict exists, consult your supervisor and the Vice President of Human Resources immediately. Prohibited activities include, but are not limited to:

     (a) Owning, operating, or being employed as an employee or consultant by any business that competes, directly or indirectly, with GLOBAL CROSSING or its affiliates.

     (b) Having a direct or indirect financial relationship with a competitor, customer, or supplier; however, no conflict will exist in the case of ownership of less than 1 percent of the publicly traded stock of a corporation.

     (c) Engaging in any other employment or personal activity during work hours, or using our property in other employment.

     (d) Using our name, logo, stationery, supplies, equipment, or other property for personal purposes.

     (e) Soliciting our employees, suppliers, or customers to purchase goods or services of any kind for purposes not related to our business, or to make contributions to any organizations or in support of any causes, unless your supervisor has granted written approval in advance.

     (f) Soliciting or entering into any business or financial transaction with an employee whom you supervise, either directly or indirectly, unless your supervisor has granted written approval in advance of that transaction. This restriction applies to all such transactions, however small, including, but not limited to:

     (1) Hiring a subordinate to perform personal services; and

     (2) Soliciting a subordinate to participate in an investment of any kind with you.

     When a conflict of interest is found to exist, the conflict may result in discipline up to and including immediate termination of employment.

7. Prior Agreements; Successors and Assigns; Severability; Attorney Fees.

The terms of this Agreement supersede all prior agreements, whether written or oral, between the parties hereto, and shall constitute the entire agreement between you and GLOBAL CROSSING with respect to the matters described in this Agreement. The terms of this Agreement shall be binding on you during the term of your association with GLOBAL CROSSING, its successors and/or assigns, and, except for Paragraph 6, the terms of this Agreement shall be binding on you for two years thereafter. If any provision of this Agreement is deemed to be invalid or prohibited by law, that provision will be ineffective to the extent of the invalidity or prohibition, without invalidating the remainder of this Agreement. In the event of legal action relating to this Agreement, the prevailing party shall be entitled to reasonable attorney fees and costs.

Please indicate your agreement to be bound by the terms and provisions of this Agreement by executing below and returning a signed copy to Elizabeth Greenwood, Assistant General Counsel in the Beverly Hills office. Thank you.

ACKNOWLEDGED AND AGREED:
-----------------------


---------------------------               Date:  October 3, 2001
Signature

John J. Legere
---------------------------
Print Name

                                                                       EXHIBIT 2


                                     RELEASE

     This Release is executed as of the ___ day of May, 2002, by Global Crossing Ltd., a Bermuda corporation ("GX").

     (a) Release by the Company. GX, on behalf of itself and its subsidiaries and affiliates (other than Asia Global Crossing Ltd., a Bermuda corporation and its subsidiaries), and GX's estate, and the executors, administrators, receivers, successors and assigns of all of the foregoing (each, a "GX Releasor"), in consideration of the agreement by John J. Legere ("Executive") to modify his compensation arrangements with GX as set forth in the Agreement to which this Release is annexed, hereby irrevocably, unconditionally and generally releases Executive and his heirs, executors, administrators, and assigns (each, an "Executive Releasee"), from and hereby waives and/ or settles, any and all actions, causes of action, suits, debts, sums of money, agreements, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the GX Releasors ever had, now have or hereafter can, shall or may have, for, upon, or by reason of the payments made by GX to Executive as listed on Schedule 1 hereto through the date of this Release (collectively, the "GX Avoidance Claims").

     (b) No Litigation. GX represents and warrants that neither it nor any GX Releasor has filed, commenced or participated in any way in any complaints, claims, actions or proceedings of any kind against Executive or any Executive Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body, and GX, on behalf of itself and each GX Releasor, agrees not to file, assert or commence any complaint, claim, action or proceeding of any kind against Executive or any Executive Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body with respect to any GX Avoidance Claims.

     (c) Controlling Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws.

     (d) Facsimile. This Release Agreement may be executed and delivered by facsimile signature with the same effect as if manually executed.

     IN WITNESS WHEREOF, GX has executed this Agreement as of the day and year first above written.


Global Crossing Ltd.
a Bermuda corporation

By:  _________________________
     Name:  Lodwrick M. Cook
     Title:  Co-Chairman

                                                                      SCHEDULE 1
                                                                    TO EXHIBIT 2


                       LIST OF PAYMENTS SUBJECT TO RELEASE


1. The following payments made pursuant to Prior Agreement Sections 3, 3(a), 3(b), 3(c) (the 2001 Annual Bonus under Section 3(c) being an obligation of AX which has not yet been paid), in the following amounts:

         (a) Base Salary at the annual rate of $1,100,000, paid from October 3, 2001, through January 28, 2002;

         (b) The Signing Bonus of $3,500,000 referred to in Section 3(b) of the Agreement to which this Schedule 1 to Exhibit 2 is attached; and

         (c) Gross up payments of $3,410,167.82 relating to the signing bonus.

2.       Grants of stock options under Prior Agreement Section 3(e) - a total of
         19.7 million shares of common stock of AX and a total of 5 million shares of common stock of GX;

3.       The forgiveness of the Promissory Note referred to in Prior Agreement
         Section 3(g) in the amount of $10,000,000 ($5,000,000 having been forgiven on February 1, 2001);

4. A gross-up payment made by GX in January, 2002, in the amount of $4,775,781.40; and

5.       All perquisites and benefits provided pursuant to Prior Agreement
         Section 4 prior to the date of this Agreement (provided that all such cash and non-cash perquisites and benefits were consistent with those given to senior executives of GX generally).